FOR IMMEDIATE RELEASE

Verizon and New Rochelle Telephone Sign Long-Term, Multi-State
Commercial Agreement for Wholesale Services

Agreement Will Replace New Rochelle’s Current UNE-P Leasing
Arrangement With Verizon’s Wholesale Advantage Program

WHITE PLAINS, N.Y. – March 2, 2005 – New Rochelle Telephone Corp., a wholly owned subsidiary of eLEC Communications Corp. (OTCBB:ELEC), a CLEC and integrated packet communications service provider, today announced the signing of a long-term, multi-state wholesale service agreement with Verizon that will replace New Rochelle’s existing wholesale network leasing arrangement known as the Unbundled Network Elements Platform (UNE-P).

New Rochelle Telephone’s wholesale advantage agreement with Verizon, which includes restructured pricing and a number of high-value services not offered under the previous government-mandated UNE-P plan, provides New Rochelle Telephone with the continued availability of wholesale services through at least December 2009. New Rochelle Telephone has been a purchaser of Verizon’s wholesale services under the UNE-P service offering for more than three years. New Rochelle Telephone has always served all of its customers under the UNE-P service offering and will now be able to continue to service its customers under the Wholesale Advantage Program with Verizon.

“We are extremely pleased with our new wholesale service agreement with Verizon,” said Paul Riss, New Rochelle Telephone’s CEO. “This agreement removes the regulatory uncertainty of our core business and gives us the ability to continue our rapid growth in providing local access services. We can now move forward without the distraction of UNE-P regulatory developments because our new agreement with Verizon provides us full access to the same features and functionalities that we have always relied on to provide service to our customers. With our new advantage wholesale agreement and the additional working capital we raised in February, we have the tools to move forward with the provisioning of new customers in the Verizon territory, and to continue to gain market share and profitable lines in the coming months.”

About New Rochelle Telephone
New Rochelle Telephone Corp. is a competitive local exchange carrier (CLEC) that provides small businesses and residential customers with local and long distance landline services and a rich feature offering that includes products such as call waiting, caller ID, three way calling and voice mail.

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About eLEC Communications
eLEC Communications Corp., headquartered in White Plains, NY, is a publicly traded local telecommunications company that is taking advantage of the convergence of the technological and regulatory developments in the Internet and telecommunications markets. eLEC provides an integrated suite of communications services to business and residential customers, including local, long distance, dedicated access, and VoIP. For more information, visit www.elec.net.

This release contains forward-looking statements that involve risks and uncertainties. eLEC’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control. For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in eLEC’s Annual Report on Form 10-KSB for the year ended November 30, 2003, eLEC’s Quarterly Report on Form 10-QSB for the quarters ended February 29, 2004, May 31, 2004 and August 31, 2004 and any subsequent SEC filings.

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For more information, please contact:

Tammy Snook HighTech Public Relations, Inc. 407-667-9355 tammysnook@hightechpr.net	Terry May HighTech Public Relations, Inc. 904-387-3899 terrymay@hightechpr.net

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